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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

General Information
Information Regarding the Board of Directors
Independent Directors
Independence Determinations
Audit Committee
Compensation Committee
Executive Committee
Finance Committee
Nominating/Governance Committee
Selection of Director Nominees
Evaluation of Director Candidates
Presiding Director/Meetings of Non-Management Directors
Communications with the Board, Non-Management Directors or Presiding Director
Code of Ethics for Senior Financial Officers
Governance Documents
Compensation of Directors
PROPOSAL NO. 1 Election of Directors
Information Concerning Nominees and Other Directors
Class I Nominees
Other Directors
Beneficial Ownership of Valero Securities
Section 16(a) Beneficial Ownership Reporting Compliance
Performance Graph
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Compensation Policies
Base Salaries
Annual Incentive Bonus
Long-term Incentive Awards
Determination of the CEO’s Compensation
Tax Policy
Executive Compensation
Stock Option Grants and Related Information
Retirement Benefits
Equity Compensation Plan Information
Certain Relationships and Related Transactions
Transactions with Management and Others
Indebtedness of Management
PROPOSAL NO. 2 Ratification of Independent Public Accountants
Ernst & Young LLP Fees for Fiscal Year 2003
Ernst & Young LLP Fees for Fiscal Year 2002
Audit Committee Pre-Approval Policy
Report of the Audit Committee for Fiscal Year 2003[2]
SHAREHOLDER PROPOSALS
PROPOSAL NO. 3 Shareholder Proposal – Climate Change Resolution
PROPOSAL NO. 4 Other Business
Additional Information — Advance Notice Required for Stockholder Nominations and Proposals
Miscellaneous
Appendix A

THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2004 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 29, 2004 at 10:00 a.m., Central Time, at Valero’s offices located at One Valero Way, San Antonio, Texas 78249 (near the southwest corner of the intersection of I.H. 10 and Loop 1604 West), for the following purposes:

(1)	To elect three Class I directors to serve until the 2007 Annual Meeting or until their respective successors are elected and have qualified;

(2)	To ratify the appointment of KPMG LLP as independent public accountants to examine Valero’s accounts for the year 2004;

(3)	To vote on a shareholder proposal entitled “Climate Change Resolution”; and

(4)	To transact any other business properly brought before the meeting.

By order of the Board of Directors,

Jay D. Browning
Vice President and
Corporate Secretary

Valero Energy Corporation
P.O. Box 500
San Antonio, Texas, 78292-0500

One Valero Place
San Antonio, Texas 78212

March 26, 2004

VALERO ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 29, 2004

General Information

This Proxy Statement is being mailed to stockholders beginning on or about March 26, 2004 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation to be voted at the 2004 Annual Meeting of Stockholders of Valero on April 29, 2004. The accompanying notice describes the time, place and purposes of the Annual Meeting.

Holders of record of Valero’s Common Stock, $0.01 par value, at the close of business on March 1, 2004 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 129,928,429 shares of Common Stock were issued and outstanding, and entitled to one vote per share.

Holders of record of Valero’s 2% Mandatory Convertible Preferred Stock (liquidation preference $25 per share) at the close of business on March 1, 2004 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 10,000,000 shares of Preferred Stock were issued and outstanding, and entitled to 0.4955 of one vote per share.

Action may be taken at the Annual Meeting on April 29, 2004 or on any date or dates to which the meeting may be adjourned. Holders of shares of Common Stock and Preferred Stock representing a majority of the voting power, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Pursuant to the rules of the New York Stock Exchange, brokers will not have discretion to vote on the shareholder proposal presented as Proposal No. 3, but will have discretion to vote on the other items scheduled to be presented at the Annual Meeting.

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. Valero has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $12,000, plus reimbursement of certain out-of-pocket expenses.

Participants in Valero Benefit Plans please note:

In the case of participants in Valero’s thrift plan the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant’s accounts under the thrift plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee of the plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the terms of the plan.

Information Regarding the Board of Directors

The business of Valero is managed under the direction of the Board of Directors. The Board conducts its business through meetings of the Board and its committees. During 2003, the Board held 10 meetings and the standing committees held 18 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member. The Company expects all Board members to attend the Annual Stockholder Meeting. All Board members attended the 2003 Annual Stockholder Meeting.

Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term.

The Board has standing Audit, Compensation, Executive, Finance and Nominating/Governance committees. Each committee has a written charter. The committees of the Board and the number of meetings held by each committee in 2003 are described below.

Independent Directors

The Board of Directors has one member of management and seven non-management directors. The Board has determined that all seven of its non-management directors meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”) as set forth in the NYSE Listed Company Manual. The independent directors are: E. Glenn Biggs, Ruben M. Escobedo, Bob Marbut, W.E. “Bill” Bradford, Dr. Ronald K. Calgaard, Jerry D. Choate, and Dr. Susan Kaufman Purcell.

As a member of management, William E. Greehey, Chairman of the Board and Chief Executive Officer, is not an independent director under the NYSE’s listing standards.

The Audit, Compensation, Finance and Nominating/Governance committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (“SEC”).

Independence Determinations

Under the NYSE’s listing standards, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of the independent directors named above has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is therefore independent under the NYSE’s listing standards.

As provided for under the NSYE listing standards, the Board of Directors has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. Under the NSYE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.

A relationship falls within the guidelines adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to matching gift program of the Company and made on terms applicable to employees and directors; or is in amounts that do not exceed $50,000 per year;

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of Valero’s internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors Valero’s efforts to comply with environmental laws and regulations. The members of the Audit Committee are Ruben M. Escobedo (Chairman), E. Glenn Biggs and Dr. Susan Kaufman Purcell. The Audit Committee met five times in 2003. For further information, see the “Report of the Audit Committee” below.

The Board of Directors has determined that each of the Audit Committee members meets the independence standards for audit committee members set forth in the NYSE listing standards and applicable regulations of the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that a member of the Audit Committee, namely Ruben M. Escobedo, is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers Valero’s stock option, restricted stock, incentive bonus and other stock plans.

See “Report of the Compensation Committee of the Board of Directors on Executive Compensation” below. The members of the Compensation Committee are Bob Marbut (Chairman), W.E. “Bill” Bradford and Jerry D. Choate, none of whom are current or former employees or officers of Valero. The Compensation Committee met six times in 2003.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

Executive Committee

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. The members of the Executive Committee are William E. Greehey (Chairman), E. Glenn Biggs and Ruben M. Escobedo. The Executive Committee met one time in 2003.

Finance Committee

The Finance Committee reviews and monitors the investment policies and performance of the Company’s thrift and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. The members of the Finance Committee are Dr. Ronald K. Calgaard (Chairman), Bob Marbut and Dr. Susan Kaufman Purcell. The Finance Committee met three times in 2003.

Nominating/Governance Committee

The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends and monitors corporate governance guidelines, policies and procedures, including codes of business conduct and ethics. In addition to recommending E. Glenn Biggs, Ruben M. Escobedo and Bob Marbut, who are currently Class I directors, as the director nominees for Class I directors for the 2004 Annual Meeting, the nominating committee considered and recommended appointment of a presiding director to preside at meetings of the Board without management, and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the 2004 Annual Meeting, the appointment of a presiding director and assignments for the committees of the Board for the one year period following the 2004 the Annual Meeting.

The members of the Nominating/Governance Committee are Jerry D. Choate (Chairman), W. E. “Bill” Bradford and Dr. Ronald K. Calgaard. The Nominating/Governance Committee met three times in 2003.

Selection of Director Nominees

The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board of Directors, officers of the Company, individuals personally known to the members of the Board of Directors, and third-party research. In addition, the committee will consider candidates submitted by stockholders. Any such submissions must be in writing and should include the candidate’s name, qualifications for Board membership, sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Submissions should be directed to the Company’s Corporate Secretary at the address indicated on the cover page of this Proxy Statement. The level of consideration that the committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual stockholders meeting, the bylaws of the Company require stockholders to follow certain procedures, including providing timely notice, as described under “Additional Information—Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluation of Director Candidates

The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the existing Board members’ skills; in this regard, the Board of Directors will consider the Board’s need for operational, management, financial, governmental affairs or other relevant expertise.

The committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board of Directors and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee determines the nominees and submits them to the full Board for consideration and approval.

Presiding Director/Meetings of Non-Management Directors

Pursuant to the recommendation of the Nominating/Governance Committee, the Board has designated Dr. Ronald K. Calgaard to serve as the Presiding Director for meetings of the non-management Board members outside the presence of management. The non-management Board members regularly meet outside the presence of management board members and management.

Communications with the Board, Non-Management Directors or Presiding Director

Stockholders and other interested parties may communicate with the Board, the non-management directors or the Presiding Director by sending a written communication in an envelope addressed to

“Board of Directors,” “Non-management Directors,” or “Presiding Director” in care of the Company’s Corporate Secretary at the address indicated on the cover page of this Proxy Statement.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s principal executive officer, principal financial officer, and controller (collectively referred to as the Company’s “Senior Financial Officers”). This Code charges the Senior Financial Officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports the Company files with the Securities Exchange Commission and compliance with applicable laws, rules and regulations.

Governance Documents

Valero will post its corporate governance guidelines, code of business conduct and ethics, code of ethics for senior financial officers and the charters of the committees of the board of directors on Valero’s internet website at http://www.valero.com on or before the date of the Annual Meeting. Valero’s governance documents will be available in print to any stockholder of record that makes a written request to Valero. Inquiries must be directed to the Company’s Corporate Secretary at the address indicated on the cover page of this Proxy Statement

Compensation of Directors

Non-employee directors receive a retainer fee of $33,000 per year, plus $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended telephonically. Directors who serve as chairperson of the Audit or Compensation Committee receive an additional $10,000 annually and Directors who serve as chairperson of a committee other than the Audit or Compensation Committees receive an additional $5,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors, or Director Stock Plan, and the Non-Employee Director Stock Option Plan, or Director Option Plan, to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero’s stockholders through ownership of Common Stock. Upon election to the Board, each non-employee director receives a grant of Common Stock valued at $45,000 that vests (becomes nonforfeitable) in equal annual installments over a three-year period. After all of the Common Stock previously granted to a director under the Director Stock Plan is fully vested and the director is reelected for an additional term, another similar grant is made.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options to purchase Valero’s Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options that vest in equal annual installments over a three-year period. On the date of each subsequent annual meeting of stockholders, each non-employee director (who is not a new non-employee director) automatically receives a grant of 2,500 additional options which vest fully six months following the date of grant. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms if a director retires from the Board.

In the event of a “Change of Control” as defined in the Director Stock Plan and Director Option Plan, all unvested shares of Common Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

The Board of Directors determined in 2001 to cease benefit accruals in the Retirement Plan for Non-Employee Directors, or Retirement Plan. The plan provided for non-employee directors to receive a retirement benefit upon completion of five years of service. The annual benefit at retirement was equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). This benefit was then paid for a period (not to exceed 10 years) that is equal to the director’s length of service on the Board or the director’s remaining life, whichever is shorter. The Retirement Plan provided no survivor benefits and was an unfunded plan paid from the general assets of the Company. The Board also determined that the Director retirees already receiving benefits under the Retirement Plan would continue to receive their benefits in accordance with the terms of the plan. Additionally, they determined that each of the then current directors would receive the actuarial value of their accrued benefits through December 31, 2001, via a lump sum cash payment or a monthly annuity for the director’s length of service on the Board, not to exceed 10 years.

PROPOSAL NO. 1 Election of Directors

The Company’s Board is divided into three classes for purposes of election. Three Class I directors will be elected at the Annual Meeting to serve a three-year term that will expire at the 2007 Annual Meeting of Stockholders. The nominees for Class I director are E. Glenn Biggs, Ruben M. Escobedo and Bob Marbut.

The persons named in the enclosed proxy card intend to vote for the election of each of the nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR ALL” NOMINEES.

Directors are elected by a plurality of the votes cast by the holders of the shares of Common Stock and Preferred Stock represented at the Annual Meeting and entitled to vote. The nominees for Class I directors receiving the greatest number of votes, whether or not these votes represent a majority of the votes of the holders of the shares of Common Stock and Preferred Stock present and voting at the Annual Meeting, will be elected as directors. Votes “withheld” from a nominee will not count against the election of the nominee. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

Information Concerning Nominees and Other Directors

The following table sets forth information concerning each nominee for election as a director for a three-year term of office that will expire in 2007 and the current directors whose terms expire in 2005 and 2006. The information provided is based partly on data furnished by the directors and partly on the Company’s records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

		Executive
		Officer	Age as of
	Position(s) Held	or Director	December 31,	Director
Name	with Valero	Since (1)	2003	Class (2)
Nominees

E. Glenn Biggs	Director	2001	70	I

Ruben M. Escobedo	Director	1994	66	I

Bob Marbut	Director	2001	68	I

Other Directors

W. E. “Bill” Bradford	Director	2001	69	II

Dr. Ronald K. Calgaard	Director	1996	66	II

William E. Greehey	Director, Chairman of the Board and Chief Executive Officer	1979	67	II

Jerry D. Choate	Director	1999	65	III

Dr. Susan Kaufman Purcell	Director	1994	61	III

(1)	Dates reported include service on the Board of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	If reelected, the terms of office of Class I directors will expire at the 2007 Annual Meeting of Stockholders. The terms of office of the Class II directors will expire at the 2005 Annual Meeting of Stockholders and the terms of office of the Class III directors will expire at the 2006 Annual Meeting of Stockholders.

Class I Nominees

Mr. Biggs is President of Biggs & Co., a corporation engaged in developmental projects and financial planning. He was formerly Chairman of the Board of First National Bank of San Antonio and was Vice Chairman and Chairman of the Executive Committee of InterFirst Bank, San Antonio. Mr. Biggs is currently Chairman of Hester Asset Management Corp. and Southwestern Bancorp. He is a former Chairman and Director of Bolivian Power Corporation. He previously served as a director of Valero Natural Gas Company from 1987 to 1989. Mr. Biggs served as a director of UDS or its predecessors since 1987, and has served as a director of Valero since 2001.

Mr. Escobedo has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994. Mr. Escobedo has served as a director of Valero or its former parent company since 1994.

Mr. Marbut has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since 1992, and Chairman and Chief Executive Officer of SecTecGLOBAL, Inc. since 2002. He was Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc. from 1997 until 2001 and remained as Chairman until 2003. He was Chairman and Chief Executive Officer of Argyle Television, Inc. from 1994 until its merger with Hearst Broadcasting in 1997. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from 1993 until 1994. Prior to 1992, Mr. Marbut served as President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and was also Vice Chairman for one year. He is a director of Tupperware Corporation and Hearst-Argyle Television, Inc. Mr. Marbut served as a director of UDS or its predecessors since 1990, and has served as a director of Valero since 2001.

Other Directors

Mr. Bradford is the retired Chairman of Halliburton Company. He became Chairman of Halliburton upon its merger in 1998 with Dresser Industries, Inc. Previously, Mr. Bradford was Chairman and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford had been with Dresser Industries, Inc. since 1963, holding various positions in production and management. He is also a director of Kerr-McGee Corporation. Mr. Bradford served as a director of UDS or its predecessors since 1992, and has served as a director of Valero since 2001.

Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. Dr. Calgaard is currently Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc. in San Antonio, and is a director of The Trust Company. He previously served as a director of Valero Natural Gas Company from 1987 to 1994. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.

Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds. Mr. Choate has served as a director of Valero since 1999.

Mr. Greehey has served as Chairman of the Board and Chief Executive Officer of Valero and its former parent company since 1979. He was also President of Valero from 1998 until January 2003. Mr. Greehey is also Chairman of the Board of the managing general partner of Valero L.P.1

Dr. Purcell has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She serves as a director of The Brazil Fund, Inc., The Korea Fund, Inc., Scudder Global High Income Fund, Inc. and Scudder New Asia Fund, Inc. Dr. Purcell has served as a director of Valero or its former parent company since 1994.

For detailed information regarding the nominees’ holdings of Common Stock, compensation and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Executive Compensation,” “Arrangements with Certain Officers and Directors” and “Transactions with Management and Others.”

1 Valero L.P. is a Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol #VLI.# Valero, through its wholly owned subsidiaries, owns an aggregate of approximately 43.6% of the limited partner interests in Valero L.P. and also owns a 2% general partner interest.

Beneficial Ownership of Valero Securities

The following table sets forth information with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock as of December 31, 2003 and of its Preferred Stock as of March 1, 2004, and with respect to its Common Stock, is based solely upon statements on Schedules 13G filed by such entities with the Securities and Exchange Commission (“SEC”).

		Shares
	Name and Address	Beneficially	Percent
Title of Security	of Beneficial Owner	Owned	of Class *
Common Stock	AXA Financial, Inc. (1)	15,989,985	13.3%
	1290 Avenue of the Americas
	11th Floor
	New York, NY 10104

	Barclays Global Investors, N.A. (2)	6,727,544	5.6%
	45 Fremont St., 17th Floor
	San Francisco, California 94105

Preferred Stock	Bank of New York	1,732,068	17.3%
	One Wall St.
	New York, NY 10286

	Orion Refining Corporation	1,339,567	13.4%
	16701 Greenspoint Park Dr., Suite 145
	Houston, Texas 77060

	Bear Stearns Securities Corp.	943,300	9.4%
	One Metrotech Center North, 4th Floor
	Brooklyn, NY 11201

	Deutsche Bank Securities Inc.	880,348	8.8%
	1251 Avenue of the Americas
	New York, NY 10020

	Lehman Brothers, Inc.	800,279	8.0%
	79 Hudson St.
	Jersey City, NJ 07302

	State Street Bank and Trust Co.	750,610	7.5%
	1776 Heritage Dr.
	North Quincy, MA 02171

	Morgan Stanley & Co. Inc.	636,600	6.4%
	One Pierrepont Plaza, 7th Floor
	Brooklyn, NY 11201

*	The reported percentages are based on 120,266,437 shares of Common Stock outstanding on December 31, 2003 and 10,000,000 shares of Preferred Stock outstanding on March 1, 2004.

(1)	AXA Financial, Inc. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 15,989,985 shares. One affiliate, Alliance Capital Management L.P., was reported to have sole dispositive power with respect to 15,947,895 shares, sole voting power with respect to 8,647,473 shares, shared voting power with respect to 2,516,151 shares and shared dispositive power with respect to 3,180 shares. Another affiliate, The Equitable Life Assurance Society of the United States, was reported to have sole dispositive and voting power with respect to 38,850 shares.

(2)	Barclays Global Investors, N.A. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 6,727,544 shares, and that it had sole dispositive and voting power with respect to 4,689,757 shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 2004 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

	Common Stock

			Percent
	Shares	Shares Under	of Class
Name of	Beneficially	Exercisable	Common
Beneficial Owner (1)	Owned (2)(3)	Options (4)	Stock) (2)
E. Glenn Biggs	1,170	21,243	*
Keith D. Booke	63,540	102,500	*
W. E. Bradford	10,139	21,243	*
Dr. Ronald K. Calgaard	3,945	15,468	*
Jerry D. Choate	3,204	11,000	*
Michael S. Ciskowski	46,374	57,104	*
Ruben M. Escobedo (5)	6,442	18,456	*
William E. Greehey	1,417,057	2,754,024	3.34%
Gregory C. King	70,603	150,040	*
William R. Klesse	118,937	261,024	*
Bob Marbut	1,825	21,243	*
Dr. Susan Kaufman Purcell	5,336	18,456	*
All executive officers and directors as a group	1,748,572	3,451,801	4.17%

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is Valero Energy Corporation, P.O. Box 500, San Antonio, Texas, 78292-0500.

(2)	As of February 1, 2004, 121,366,569 shares of Common Stock were issued and outstanding. No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions “Shares Beneficially Owned” and “Shares Under Exercisable Options.”

(3)	Includes shares allocated pursuant to the Valero Thrift Plan through January 31, 2004, as well as shares of restricted stock granted under Valero’s Executive Stock Incentive Plan and the Director Stock Plan. Except as otherwise noted, each person named in the table has sole power to vote or direct the vote and to dispose or direct the disposition of all such shares beneficially owned by him or her. Restricted stock granted under the Executive Stock Incentive Plan and the Director Stock Plan may not be disposed of until vested.

(4)	Includes shares subject to options that are exercisable within 60 days from February 1, 2004. Such shares may not be voted unless the options are exercised. Except as set forth in this Proxy Statement, none of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock, except through exercise of stock options.

(5)	Includes 673 shares held by spouse and 673 shares held in a trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires Valero’s executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that during the year ended December 31, 2003, with one exception, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of Section 16(a). Valero is aware of one late filing for fiscal year 2003. The late filing involved a single transaction (the withholding of shares to satisfy the tax obligation on a restricted stock vesting) for William R. Klesse, Executive Vice President and Chief Operating Officer of Valero. The withholding transaction occurred on December 31, 2003 and was reported on Form 4 on February 9, 2004. The report of the original grant of restricted shares to Mr. Klesse was timely filed with the SEC in 2002.

The following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation are not “soliciting material,” are not deemed filed with the SEC and are not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Performance Graph

Set forth below is a line graph which compares the Cumulative Total Return* on an investment in Valero Common Stock against the cumulative total return of the S&P 500 Composite Index and an index of peer companies selected by Valero for the period of five years commencing December 31, 1998 and ending December 31, 2003. The Peer Group selected by Valero consists of the following 12 companies that are engaged in the domestic energy industry: Ashland Inc., Amerada Hess Corp., ChevronTexaco Corp., ConocoPhillips, ExxonMobil Corp., Frontier Oil Corp., Marathon Oil Corp., Murphy Oil Corp., Occidental Petroleum Corp., Premcor Inc., Sunoco Inc., and Tesoro Petroleum Corp.

	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003
Valero Common Stock	100	95	180	186	182	231
S&P500	100	121	110	97	76	97
Peer Group	100	110	121	117	103	131

This Performance Graph and the related textual information are based on historical data and are not necessarily indicative of future performance.

*	Assumes an investment in Valero Common Stock and assumes that each index was $100 on December 31, 1998. “Cumulative Total Return” is based on share price appreciation plus reinvestment of dividends on Valero Common Stock from December 31, 1998 through December 31, 2003.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board of Directors. The Committee is composed of three independent directors who are not participants in the Company’s executive compensation programs. Policies adopted by the Committee are implemented by Valero’s compensation and benefits staff. Valero’s executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful.

Compensation Policies

Valero’s philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company’s and the executive’s performance. Compensation for Valero executives includes base salary, an annual incentive bonus opportunity and long-term, equity-based incentives. The CEO and other executive officers also participate in benefit plans generally available to other employees.

To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, Valero utilizes a Compensation Peer Group, consisting of compensation database information and analyses of an independent compensation consultant that includes compensation practices and data for a group of 13 companies that have significant participation in the domestic oil refining and marketing industry, and includes those Peer Group companies for which compensation data is available. The selection of the companies included in the Compensation Peer Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships for the positions under consideration. Additionally, Valero periodically references other independent compensation surveys for executive pay practices in the oil refining and marketing industry. Recommendations for base salary, bonuses and other compensation arrangements are developed by Valero compensation and benefits staff utilizing the foregoing information and analyses and are periodically reviewed by the independent compensation consultant and submitted to the Committee for consideration.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, are intended to balance executive management focus between short and long-term goals and provide capital accumulation linked directly to the performance of Valero. For executive officers, including the CEO, base salary levels as well as annual and long-term incentive compensation are targeted at approximately the 50th percentile of the Compensation Peer Group.

Base Salaries

Base salaries for each executive position are set based on the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group.

Annual Incentive Bonus

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

•	the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 50% of base salary to approximately 100% of base salary for the CEO;

•	realization by the Company of quantitative financial performance goals approved by the Committee; and

•	a qualitative evaluation of the individual’s performance.

For each executive, the target percentage of base salary is adjusted upward or downward depending upon whether Valero achieves certain financial performance goals. The Committee retains discretion to further adjust bonus awards upward or downward by up to 25%, based upon such factors as the Committee deems appropriate, and ultimately to determine whether to award a bonus to any individual. The following three, equally weighted quantitative measures of financial performance were utilized in establishing incentive bonuses for 2003:

•	return on investment, or ROI, of Valero compared with the average ROI for the Peer Group for the 12-month period ended September 30, 2003;

•	earnings per share, or EPS, of Valero compared to a target EPS approved in advance by the Committee; and

•	total shareholder return, or TSR, compared to a target TSR approved in advance by the Committee (TSR measures the growth in the daily average closing price per share of Valero’s Common Stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of Valero’s Common Stock during the corresponding period in the prior year).

For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether Valero’s ROI exceeds, or falls short of, the average ROI for the Peer Group. For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether the Company’s EPS and TSR exceed or fall short of the target EPS and TSR, respectively. The three performance factors were given equal weight in determining potential adjustments to target percentages of base salary for 2003.

For 2003, the Company’s performance was below the average ROI for the Peer Group, above the target EPS and above the target TSR. The three financial metrics generated a bonus payout level of approximately 149% of the original target bonus amounts. Considering the Company’s accomplishments during 2003, including the improvement in profitability and strengthening of the Company’s balance sheet through debt reduction, the deconsolidation of Valero L.P., and the acquisition of the St. Charles refinery, the Committee used its discretion and adjusted the bonus payout level upward by approximately 18%. Executives received bonus awards at an average of approximately 175% of the original target bonus amounts. To further emphasize Valero’s goal of increasing stock ownership as a component of both short and long-term compensation, director-level-and-above employees were given the opportunity to purchase Valero Common Stock at fair market value utilizing 25% of their bonus award.

Long-term Incentive Awards

Valero provides stock-based, long-term compensation for executives through its Executive Stock Incentive Plan, which was approved by Valero’s stockholders on May 10, 2001. The plan authorizes awards of performance shares which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of restricted stock and stock options, each of which vest over a period determined by the Committee.

For each eligible executive, a targeted number of long-term incentives is set with an aggregate hypothetical market value at the date of grant targeted at the 50th percentile of the Compensation Peer Group. The targeted award can then be adjusted based upon an evaluation of individual performance, which (for executives other than the CEO) is based upon the recommendation of the CEO, and other factors the Committee deems appropriate. As with the annual incentive bonus, the Committee retains the discretion to determine whether an award should be made.

Performance Shares

The total number of performance shares awarded is a function of Valero’s Common Stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The Committee anticipates awards of performance shares will generally be made annually. Performance shares are earned only upon the achievement of an objective performance measure. Total shareholder return is the performance measure utilized for determining what portion of performance share awards may vest. Each award is subject to vesting in three annual increments, based upon Valero’s total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company’s total shareholder return is compared to the Peer Group and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether Valero’s total shareholder return is in the last, 3rd, 2nd or 1st quartile, respectively; and they earn 200% if Valero ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for that subsequent period. For the performance period ended December 31, 2003, Valero’s performance ranked in the second quartile of the group, resulting in vesting of eligible shares at the 100% level. The Committee believes this type of incentive award strengthens the tie between the named executive’s pay and the Company’s financial performance. Because performance share awards are intended to provide an incentive for future performance, determination of individual awards are not based upon Valero’s past performance. Additionally, in determining an individual award, the Committee does not consider performance shares or restricted stock previously awarded or currently held, because the Committee does not wish to encourage executives to sell stock in order to qualify for additional awards.

Stock Options/Restricted Stock

In 2003, the Committee reviewed and revised its policy with respect to the stock option portion of its long-term incentive awards. In view of the possibility that accounting rules may be changed to require that options be expensed, and in view of the portion of previously granted options that remain unexercised, the Committee determined to reduce the stock option portion of long-term incentive awards by approximately one-third and to replace that portion with a number of shares of restricted stock that are approximately equal in value. In addition, to further emphasize longer-term Company performance and to reduce compensation expense, the Committee determined that awards of restricted stock and stock options will vest in equal annual installments over a period of five years. Generally, previous option awards made by the Committee vested over a period of three years in equal installments and expired ten years from the date of grant. The Committee determined that option awards would generally continue to have a ten-year term. The award and vesting of stock options and restricted stock are not contingent upon achievement of any specified performance targets, but the options will provide a future benefit to the executive only to the extent that there is appreciation in the market price of Valero Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.

Procedures for determining the number of stock options and restricted stock to be granted are in all material respects the same as for performance share awards. The Committee anticipates awards of options and restricted stock will generally be made annually.

Other Long-term Incentive Awards

Certain of Valero’s executives devote a portion of their time and attention to the operations and management of Valero L.P. Valero L.P. is a Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol “VLI.” Valero, through its wholly owned subsidiaries, owns the general partner of Valero L.P. and owns an aggregate of approximately 43.6% of the limited partner interests in Valero L.P. These executives are eligible to receive incentive compensation awards from Valero GP, LLC’s 2000 Long-term Incentive Plan and 2002 Unit Option Plan, which provide for grants of restricted common units of Valero L.P. and options to purchase Valero L.P. common units, respectively. In 2003, the Company’s ownership of Valero L.P. was reduced and Valero L.P. is no longer consolidated with the Company for financial reporting purposes. Prior to the deconsolidation of Valero L.P., the Committee recommended that a portion of the targeted long-term equity-based incentive compensation for those executives devoting a portion of their time and attention to the operations and management of Valero L.P. should be in the form of Valero L.P. restricted common units and options to purchase common units, and the Committee forwarded its recommendations to the compensation committee of Valero L.P.’s managing general partner, which administers the Valero GP, LLC 2000 Long-term Incentive Plan and the 2002 Unit Option Plan. That committee then determined in its discretion whether to make any grant to any Valero executive out of these plans. From and after the deconsolidation of Valero L.P., the Committee does not expect to recommend that any of the named executives receive awards of Valero L.P. restricted common units or options.

Determination of the CEO’s Compensation

The CEO’s compensation is approved by the Committee and the independent directors on Valero’s Board of Directors. Mr. Greehey’s base salary, which is determined as described above, was set at $1.3 million in 2000 and was increased to $1.4 million effective July 2003. In determining the CEO’s annual incentive bonus for the 2003 bonus year, the Committee considered the three financial performance measures as described above and made a similar discretionary upward adjustment as described above. On January 14 and 15, 2004, respectively, the Committee and the independent directors approved a bonus award to Mr. Greehey equal to $2.45 million, which is 175% of his annual base salary. With respect to Mr. Greehey’s long-term incentive awards, as with other Valero executives, a targeted number of long-term incentives is set with an aggregate hypothetical market value at the date of grant targeted at the 50th percentile of the Compensation Peer Group. Mr. Greehey received an award of 100,000 Performance Shares in February of 2003 pursuant to the procedures described above, which represents approximately 30% of the long-term incentive award target for the CEO position based upon the estimated present value of the award on the date of grant.

In light of the Committee’s determination to decrease option awards relative to other forms of long-term incentive compensation generally, and considering his current ownership of stock options and Common Stock, the Committee determined that Mr. Greehey would not receive an award of options or restricted stock. The Committee and the Board determined to make an award to Mr. Greehey consisting of 275,000 restricted stock units, payable in the form of cash. The award will vest in equal annual increments over a three-year period beginning on the first anniversary of the date of grant. The cash payment on the date of each vesting will be equal to one-third of the number of original units granted multiplied by the average price of Valero Common Stock on the vesting date. Accordingly, the value of the award will increase or decrease depending upon whether the price of Valero’s Common Stock increases or decreases during each vesting period, thereby aligning Mr. Greehey’s interests with the share price performance of the Company’s Common Stock for each of the next three years. The award provides compensation to meet Mr. Greehey’s annual long-term incentive compensation target for 2003. Further, Mr. Greehey received no option grant for 2002 so that the Company could make competitive grants of options to new employees from Ultramar Diamond Shamrock Corporation (“UDS”) who joined the Company as a result of the merger of UDS with and into Valero. Accordingly, a portion of the 2003 grant of restricted stock units was provided to meet 70% of Mr. Greehey’s long-term compensation target for 2002. Additionally, the award formally recognizes Mr. Greehey’s leadership in recent years in positioning Valero as a Fortune 100 company and leading U.S. petroleum refinery and marketing organization. Under Mr. Greehey’s leadership, the Company has successfully executed a key strategic merger, upgraded its refinery facilities and other physical assets, improved productivity and operating efficiencies, and added a retail component to the Company’s portfolio during a period of considerable turmoil and financial uncertainty in energy markets in the U.S. and worldwide.

Tax Policy

Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. The Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in the best interest of the Company for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee (which may include performance goals defined in the Internal Revenue Code) and other corporate goals the Committee deems important to Valero’s success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects. Valero believes that stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted stock units and other equity-based awards will likely not qualify as “performance based” compensation and, in such event, would be subject to 162(m) deduction restrictions.

Members of the Compensation Committee:
 Bob Marbut, Chairman
W. E. “Bill” Bradford
Jerry D. Choate

Executive Compensation

The following table provides a summary of compensation paid for the last three years, if applicable, to Valero’s CEO and to its four other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.

Summary Compensation Table (2001-2003)

				Long-Term Compensation

	Annual Compensation			Restricted	Securities
				Stock	Underlying		LTIP	All Other
Name and			Bonus	Awards	Options		Payouts	Compensation
Position(s)	Year	Salary ($)	($)(1)	($)(2)	(#)(3)	(#)(4)	($)(5)	($)(6)
William E. Greehey	2003	1,350,004	2,450,000	0	0	0	4,135,789	10,963,803
Chairman of the Board	2002	1,300,008	1,000,000	0	0	0	4,048,297	1,151,433
& Chief Executive Officer	2001	1,300,008	5,000,000	0	250,000	0	9,983,835	148,407

Gregory C. King	2003	602,501	825,000	12,000	31,000	0	557,980	51,147
President	2002	445,841	190,000	0	40,000	20,000	523,015	225,052
	2001	395,841	500,000	0	30,000	0	633,455	34,956

William R. Klesse	2003	574,011	665,000	10,000	79,084	0	459,559	67,322
Executive Vice President	2002	560,016	220,000	0	40,000	20,000	252,491	277,338
& Chief Operating Officer

Keith D. Booke	2003	430,502	500,000	8,000	20,000	0	474,330	41,142
Executive Vice President &	2002	414,170	178,000	0	30,000	15,000	467,042	221,257
Chief Administrative Officer	2001	345,004	455,000	0	30,000	0	549,916	31,448

Michael S. Ciskowski	2003	342,500	500,000	8,000	17,000	0	254,397	27,940
Executive Vice President & Chief Financial Officer

(1)	For 2003, executive bonuses (other than Mr. Greehey) were paid 100% in cash, but recipients were provided an election to use 25% of their bonus award to purchase Common Stock at market price. For 2001 and 2002, executive bonuses (other than Mr. Greehey) were paid 75% in cash and 25% in Common Stock. Mr. Greehey’s bonus awards: for 2001 was made payable 100% in Common Stock; for 2002, was made payable 50% in cash and 50% in Common Stock and for 2003, was made payable 100% in cash. The Common Stock portion of Mr. Greehey’s bonus awards for 2001 and 2002 are to be delivered on January 1 of the year following Mr. Greehey’s retirement. For further information, see “Report of the Compensation Committee of the Board of Directors on Executive Compensation” above.

(2)	Dividends are paid on restricted stock at the same rate as on Valero’s unrestricted Common Stock. Shares of restricted stock reported vest 1/5 annually over a five-year period. Amounts reported may include awards the executive has elected to defer. The aggregate number of unvested shares of restricted stock held at December 31, 2003 and the market value of such shares on that date (calculated according to SEC regulation without regard to restrictions on such shares) were: Mr. Greehey, 0 shares, Mr. King, 12,000 shares, $553,320; Mr. Klesse, 16,666 shares, $768,469; Mr. Booke, 8,000 shares, $368,880; and Mr. Ciskowski, 8,000 shares, $368,880.

(3)	Securities underlying options to purchase Common Stock. In 2003, VEC awarded Mr. Klesse options to purchase 27,000 shares of Common Stock; the remaining options to purchase 52,084 shares of Common Stock were issued as a result of reloads in a former UDS plan under which he was issued options in years prior to the acquisition of UDS.

(4)	Securities underlying options to purchase common units of Valero L.P.

(5)	LTIP payouts are the number of performance share awards vested for 2003 performance multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled “Long Term Incentive Plans-Awards in Last Fiscal Year.”

(6)	Mr. Greehey received in 2003 an award of 275,000 restricted stock units, payable in the form of cash. The award will vest in equal annual increments over a three-year period beginning on the first anniversary of the date of grant. The cash payment on the date of each vesting will be equal to one-third of the number of original units granted multiplied by the average price of Valero Common Stock on the vesting date. For more information, see “Determination of the CEO’s Compensation” above. Assuming that all restricted stock units vested on the date of grant at the market price of Valero Common Stock on the date of grant, the award had an aggregate value on date of grant of $10,807,500.

Amounts also include Company contributions pursuant to the Thrift Plan and Valero’s Excess Thrift Plan, unused portions of amounts provided by the Company under the Company’s Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan that is deemed to be at “above-market” rates under applicable SEC rules. Messrs. Greehey, King, Klesse, Booke and Ciskowski were allocated $103,500, $43,709, $44,100, $32,340 and $24,938, respectively, as a result of Company contributions to the Thrift Plan and Valero’s Excess Thrift Plan for 2003. Messrs. Greehey, King, Klesse, and Booke received $8,059, $3,107, $4,122 and $5,470, respectively, as reimbursement of certain membership dues. Mr. Greehey also received $24,405 as a result of “above-market” allocations to the Executive Deferred Compensation Plan for 2003. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split dollar life insurance) in the amount of $12,212 for 2001, 2002 and 2003. Amounts for Mr. Klesse also include executive insurance policy premiums with respect to cash value life insurance (not split dollar life insurance) in the amount of $4,850 for 2002 and $14,681 for 2003.

2002 amounts include grants of Valero L.P. restricted units. Distributions are paid on the restricted units at the same rate as on Valero L.P.’s unrestricted units. Restricted units reported vest 1/3 annually over a three-year period. In 2002, Messrs. Greehey, King, Klesse and Booke received restricted units with an aggregate fair market value on the date of grant of $1,023,750, $163,800, $204,750 and $163,800, respectively.

Stock Option Grants and Related Information

The following table provides further information regarding the grants of Valero stock options to the named executive officers reflected in the Summary Compensation Table.

Option Grants in the Last Fiscal Year

	Number of	Percent of
	Securities	Total Options		Market
	Underlying	Granted		Price at		Grant Date
	Options	to Employees	Exercise Price	Grant Date	Expiration	Present Value
Name	Granted (#)	in Fiscal Year	($/Sh)(1)	($/Sh)	Date	($)(2)
William E. Greehey	—	—	—	—	—	—

William R. Klesse	79,084 shares	4.51%	39.3000	39.3000	10/29/13	$1,236,083

Gregory C. King	31,000 shares	1.77%	39.3000	39.3000	10/29/13	484,530

Keith D. Booke	20,000 shares	1.14%	39.3000	39.3000	10/29/13	312,600

Michael S. Ciskowski	17,000 shares	0.97%	39.3000	39.3000	10/29/13	265,710

(1)	All options reported vest in equal increments over a five-year period from the date of grant, unless otherwise noted. In the event of a change of control of Valero, such options may become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the Company’s option plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying option shares, subject to certain conditions.

(2)	A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company’s option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option life of 5 years, risk-free rate of return of 3.26%, average volatility rate for the 5-year period prior to the grant date of 44.81%, and a dividend yield of 1.02%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

Long Term Incentive Plans - Awards in Last Fiscal Year (1)

			Estimated Future Payouts
		Performance	Under Non-Stock Price-Based Plan
	Number of	or Other Period
	Shares, Units	Until Maturation	Threshold	Target	Maximum
Name	or Other Rights	or Payout	(# Shares)	(# Shares)	(# Shares)
William E. Greehey	33,334	12/31/03	0	33,334	66,668
	33,333	12/31/04	0	33,333	66,666
	33,333	12/31/05	0	33,333	66,666

Gregory C. King	5,000	12/31/03	0	5,000	10,000
	5,000	12/31/04	0	5,000	10,000
	5,000	12/31/05	0	5,000	10,000

William R. Klesse	4,667	12/31/03	0	4,667	9,334
	4,667	12/31/04	0	4,667	9,334
	4,666	12/31/05	0	4,666	9,332

Keith D. Booke	3,667	12/31/02	0	3,667	7,334
	3,667	12/31/03	0	3,667	7,334
	3,666	12/31/04	0	3,666	7,332

Michael S. Ciskowski	2,334	12/31/03	0	2,334	4,668
	2,333	12/31/04	0	2,333	4,666
	2,333	12/31/05	0	2,333	4,666

(1)	Long-term incentive awards are grants of Performance Shares made under the Executive Stock Incentive Plan. Total shareholder return, or TSR, during a specified “performance period” was established as the performance measure for determining what portion of an award may vest. TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero’s Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero’s Common Stock at the beginning of the performance period. Each Performance Share award is subject to vesting in three equal increments, based upon the Company’s TSR during rolling three-year periods that end on December 31, 2003, 2004 and 2005, respectively. At the end of each performance period, the Company’s TSR is compared to the TSR for the Peer Group. Valero and the companies in the Peer Group are then ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting for such period, depending upon whether the Company’s TSR is in the last, 3rd, 2nd or 1st quartile of the Peer Group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

The following table provides information regarding shares of Valero Energy stock and Valero L.P. units underlying options exercisable at December 31, 2003, and options exercised during 2003, for the executive officers named in the Summary Compensation Table:

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

						Value of Unexercised
				Number of Securities		In-the-Money
				Underlying Unexercised		Options at
	Securities Acquired on		Value	Options at FY-End (#)		FY-End ($)
	Exercise		Realized
Name	(#)		($)	Exercisable	Unexercisable	Exercisable	Unexercisable
William E. Greehey	74,677	shares	1,683,397	2,754,024	83,333	67,136,452	1,030,413	(1)
	—	units		—	—	—	—

Gregory C. King	—	shares	—	150,040	67,666	3,036,907	762,749	(1)
	—	units		6,667	13,333	89,804	179,596	(2)

William R. Klesse	140,828	shares	2,809,120	261,024	122,416	3,779,731	910,571	(1)
	6,667	units	70,870	—	13,333	—	179,596	(2)

Keith D. Booke	—	shares	—	102,500	50,000	1,899,994	580,850	(1)
	—	units	—	5,000	10,000	67,350	134,700	(2)

Michael S. Ciskowski	—	shares	—	57,104	40,332	1,008,403	465,684	(1)
	—	units	—	5,000	10,000	67,350	134,700	(2)

(1)	Represents the dollar value obtained by multiplying the number of unexercised in-the-money options by the difference between the stated exercise price per share of the options and the closing market price per share of Valero’s Common Stock on December 31, 2003.

(2)	Represents the dollar value obtained by multiplying the number of unexercised in-the-money options by the difference between the stated exercise price per unit of the options and the closing market price per unit of Valero L.P.’s Common Units on December 31, 2003.

Retirement Benefits

The following table shows the estimated annual gross benefits payable under Valero’s Pension Plan, Excess Pension Plan and Supplemental Executive Retirement Plan, or SERP, upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.

Estimated Annual Pension Benefits at Age 65

Covered	Years of Service
Compensation	15	20	25	30	35
$200,000	$54,000	$72,000	$90,000	$108,000	$126,000
300,000	83,000	111,000	139,000	166,000	194,000
400,000	112,000	150,000	187,000	225,000	262,000
500,000	142,000	189,000	236,000	283,000	331,000
600,000	171,000	228,000	285,000	342,000	399,000
700,000	200,000	267,000	334,000	400,000	467,000
800,000	229,000	306,000	382,000	459,000	535,000
900,000	259,000	345,000	431,000	517,000	604,000
1,000,000	288,000	384,000	480,000	576,000	672,000
1,100,000	317,000	423,000	529,000	634,000	740,000
1,200,000	346,000	462,000	577,000	693,000	808,000
1,300,000	376,000	501,000	626,000	751,000	877,000
1,400,000	405,000	540,000	675,000	810,000	945,000
1,500,000	434,000	579,000	724,000	868,000	1,013,000
1,600,000	463,000	618,000	772,000	927,000	1,081,000
1,700,000	493,000	657,000	821,000	985,000	1,150,000
1,800,000	522,000	696,000	870,000	1,044,000	1,218,000
1,900,000	551,000	735,000	919,000	1,102,000	1,286,000
2,000,000	580,000	774,000	967,000	1,161,000	1,354,000

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with Valero’s former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service during the participant’s last 10 years of employment, including employment with Old Valero and its subsidiaries, are considered. Compensation for purposes of the Pension Plan, Excess Pension Plan and SERP includes salary and bonus as reported in the Summary Compensation Table. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 2003 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey - 40 years; Mr. King - 10 years; Mr. Klesse - 35 years; Mr. Booke - 21 years; and Mr. Ciskowski - 18 years.

Equity Compensation Plan Information

The following table summarizes information for Valero’s compensation plans as of December 31, 2003.

	Number of		Number of
	Securities to be	Weighted	Securities
	Issued Upon	Average	Remaining
	Exercise of	Exercise Price of	Available for
	Outstanding	Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants and	Warrants and	Compensation
	Rights	Rights ($)	Plans
Approved by stockholders:
Executive Stock Incentive Plans	3,749,685	25.13	1,608,572
Non-employee director stock option plan	145,254	29.22	100,000
Non-employee director restricted stock plan	—	—	74,356
UDS non-qualified stock option plans (1)	2,491,579	25.12	—
Not approved by stockholders:
Non-qualified stock option plans	7,323,471	31.00	—
2003 All-Employee Stock Incentive Plan (2)	131,940	39.31	3,431,535

Total:	13,841,929	28.42	5,214,463

(1)	Various stock option plans were assumed by Valero on December 31, 2001 upon consummation of the merger of Ultramar Diamond Shamrock Corporation (UDS) with and into Valero.

(2)	Officers and directors of the Company or its affiliates are not eligible to receive any grants under this plan.

For additional information on these plans, see Note 22 to the Consolidated Financial Statements of the Company for the fiscal year ended December 31, 2003, which are included in Valero’s annual report on Form 10-K filed with the SEC on March 12, 2004.

Certain Relationships and Related Transactions

Transactions with Management and Others

Valero has entered into an employment agreement with Mr. Greehey. The agreement became effective March 25, 1999 and the initial period of the agreement expired on July 31, 2001. In accordance with the agreement, prior to the expiration date, Mr. Greehey delivered written notice to Valero of his intention to extend the employment agreement, and the Company and Mr. Greehey executed an extension of employment agreement that extended the term of Mr. Greehey’s employment beyond the end of the initial period on a month-to-month basis. Mr. Greehey may terminate the employment agreement within the extension period by giving Valero 90 days written notice of termination. The agreement provided for Mr. Greehey to serve as Chief Executive Officer of Valero and receive an initial base salary of $900,000 per annum, subject to possible increase adjustments by the Board of Directors; the current annual base salary is $1.4 million. Mr. Greehey is also eligible to receive an annual bonus in an amount determined by the Board. During his employment, Mr. Greehey will also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary in effect at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his pension benefits, vesting of certain outstanding equity and equity-based awards and the right to exercise vested stock options for the remainder of their original term, office and secretarial facilities, tax planning services, and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey’s employment as Chief Executive Officer without cause at any time upon 90 days notice. Unless his termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey’s base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. In addition, Mr. Greehey would be entitled to the vesting and continued exercisability of certain outstanding equity and equity-based awards and additional years of service credit for purposes of his pension benefits, consistent with his rights upon retirement, as described above. If Mr. Greehey’s employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board. The employment agreement provides that if Mr. Greehey receives a cash payment, and the payment is determined to be subject to the excise tax required for certain “excess parachute payments,” then he shall receive a cash bonus to cover the amount of the excise tax payable, plus any taxes on such bonus amount.

Valero has entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a “change of control” of Valero. The change of control employment agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by the Company. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of the Company. The agreements also provide that upon a change of control (1) all stock options held by the executive will vest and remain exercisable for the remainder of (a) the original option term for Mr. Greehey and (b) the shorter of five years from the date of termination and the remainder of the original option term for the other named executive officers; (2) the restrictions and deferral limitations applicable to any restricted stock awards held by the executive will lapse, and such restricted stock awards shall become fully vested; and (3) all performance share awards held by the executive will fully vest and be earned and payable based on the deemed achievement of performance at 200% of target level.

If, during the three-year term, the Company terminates the executive’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or the executive terminates his employment for “good reason,” as defined in the agreement, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive is generally entitled to receive the following payments and benefits: (1) accrued but unpaid compensation through the date of termination, including a pro-rata annual bonus; (2) a payment equal to (a) in the case of Mr. Greehey, three times his annual base salary, and for the other named executive officers, two times their annual base salary, plus (b) the executive’s highest annual bonus earned for any of the three full fiscal years ending prior to the date of the change of control; (3) the amount having an actuarial present value equal to the additional pension benefits the executive would have received had he continued to be employed (for purposes of both age and service credit) by the Company for an additional three years in the case of Mr. Greehey and two years in the case of the other named executive officers; (4) a payment equal to three years in the case of Mr. Greehey and two years in the case of the other named executive officers of additional employer contributions under the Company’s tax-qualified and supplemental defined contribution plans; (5) continued welfare benefits for three years in the case of Mr. Greehey and two years in the case of the other named executive officers; and (6) up to $25,000 of outplacement services. Mr. Greehey’s agreement also provides that he will be entitled to three additional years of fringe benefits and that, to the extent his existing employment agreement provides for a payment, benefit or right that is more favorable than or in addition to those provided by the change of control employment agreement, he shall be entitled to receive the more favorable payment, benefit or right, provided that in no event will he be entitled to duplicate payments, benefits or rights. Each agreement provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Indebtedness of Management

See “Executive Compensation” and “Arrangements with Certain Officers and Directors” for a discussion of compensation paid to certain officers and directors. In order to reduce the Company’s tax burden under Section 162(m) of the Internal Revenue Code, Mr. Greehey’s 2001 bonus was deferred until after his retirement. In order to alleviate the cash flow impact to Mr. Greehey resulting from the delivery of his 2001 bonus after his retirement, the Compensation Committee and the Board determined in early 2002 to make a loan to Mr. Greehey of $1.9 million. The loan is evidenced by a promissory note executed by Mr. Greehey and made payable to Valero. The loan was combined with a similar $400,000 loan made to Mr. Greehey in 2001. The note has a five-year term and bears interest at a rate of 4.49% per annum. Interest and principal on the note are payable at maturity on January 17, 2007. If Mr. Greehey’s employment with Valero ceases prior to the stated maturity of the note, the note must be repaid in full by the end of the third month following such cessation of employment.

Except as referenced above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2 Ratification of Independent Public Accountants

The Audit Committee of the Board of Directors determined on March 10, 2004 to engage KPMG LLP (“KPMG”) to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP (“Ernst & Young”) served as the Company’s independent auditors for the fiscal years ending December 31, 2003 and 2002. On March 10, 2004, the Audit Committee approved the dismissal of Ernst & Young as the Company’s independent auditors following the fiscal year 2003 audit. These actions were also approved by the Board of Directors on March 11, 2004.

Ernst & Young’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2003 and 2002 and through the date of the appointment of KPMG, there were no disagreements with Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2003 and 2002 and prior to the appointment of KPMG, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board of Directors appointing KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.

RESOLVED, that the appointment of the firm of KPMG LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 2004 is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for 2004 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG and Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

Ernst & Young LLP Fees for Fiscal Year 2003

Audit Fees. The aggregate fees for the fiscal year 2003 for professional services rendered by Ernst & Young for the audit of the annual financial statements included in Valero’s Form 10-K and review of Valero’s interim financial statements included in Valero’s Forms 10-Q and services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC) for the fiscal year 2003 were $2,429,534.

Audit-Related Fees. The aggregate fees for the fiscal year 2003 for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding paragraph were $501,180. These fees related primarily to the audit of Valero benefit plans and consultation regarding financial accounting and reporting standards.

Tax Fees. The aggregate fees for the fiscal year 2003 for professional services rendered by the Ernst & Young for tax advice, tax planning and tax compliance were $712,401. These fees related primarily to customs software licensing, support and consultation services.

All Other Fees. The aggregate fees for the fiscal year 2003 for services provided by Ernst & Young, other than the services reported in preceding paragraphs, were $72,000. These fees related primarily to the purchase price allocation valuation of Ultramar Diamond Shamrock Corporation (“UDS”) applicable to Valero’s acquisition of UDS. Valero engaged Ernst & Young to perform these services prior to its appointment of Ernst & Young to serve as Valero’s independent auditor. Such services were permitted and could have been performed by Ernst & Young at the time engaged, even if they had been Valero’s independent auditors. Pursuant to rules now in effect, a company’s auditors cannot perform such work and the Company’s auditors will not be performing similar services in the future.

Ernst & Young LLP Fees for Fiscal Year 2002

Audit Fees. The aggregate fees for the fiscal year 2002 for professional services rendered by Ernst & Young for the audit of the annual financial statements included in Valero’s Form 10-K and review of Valero’s interim financial statements included in Valero’s Forms 10-Q and services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC) for the fiscal year 2002 were $2,292,000.

Audit-Related Fees. The aggregate fees for the fiscal year 2002 for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding paragraph were $329,000. These fees related primarily to the audit of Valero benefit plans and consultation regarding financial accounting and reporting standards.

Tax Fees. The aggregate fees for the fiscal year 2002 for professional services rendered by the Ernst & Young for tax advice, tax planning and tax compliance were $1,141,000. These fees related primarily to tax advice and planning applicable to foreign operations and Valero’s acquisition of UDS, and property tax compliance matters. Ernst & Young was engaged by UDS to perform a substantial portion of these tax services (approximately 67%) prior to Ernst & Young’s appointment as Valero’s independent auditors.

All Other Fees. The aggregate fees for the fiscal year 2002 for services provided by Ernst & Young, other than the services reported in preceding paragraphs, were $405,000. These fees related primarily to the purchase price allocation valuation of UDS applicable to Valero’s acquisition of UDS. Valero engaged Ernst & Young to perform these services prior to its appointment of Ernst & Young to serve as Valero’s independent auditor. Such services were permitted and could have been performed by Ernst & Young at the time engaged, even if they had been Valero’s independent auditors. Pursuant to rules now in effect, a company’s auditors cannot perform such work and the Company’s auditors will not be performing similar services in the future.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to the Company’s report on Form 10-K for the fiscal year ended December 31, 2003.

None of the services for 2002 or 2003 provided by Ernst & Young (described above) were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Report of the Audit Committee for Fiscal Year 20032

The Audit Committee is composed of three directors who are not officers or employees of the Company. Under the listing standards of the NYSE and applicable SEC regulations, all members are independent. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement.

Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP, the Company’s independent accountants for the fiscal year ended December 31, 2003, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors and oversees these processes. The Committee approves the selection and appointment of the Company’s independent auditors and recommends the ratification of such selection and appointment to the Board of Directors.

The Committee has reviewed and discussed the Company’s audited financial statements with management and the independent accountants. The Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young that firm’s independence.

Based on the foregoing review and discussions and such other matters the Committee deemed relevant and appropriate, the Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Members of the Audit Committee:
 Ruben M. Escobedo, Chairman
E. Glenn Biggs
Dr. Susan Kaufman Purcell

2 The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

SHAREHOLDER PROPOSALS

Valero expects the following proposal to be presented by shareholders at the Annual Meeting. Following SEC rules, other than minor formatting changes, Valero is reprinting the proposal and supporting statement as they were submitted by the co-sponsors of the proposal. Valero takes no responsibility for the statements made by the co-sponsors in connection with the proposal.

After review, the Company’s management and Board of Directors have concluded that they do not support the proposal and the Board of Directors recommends that you vote AGAINST the proposal for the reasons explained below.

PROPOSAL NO. 3 Shareholder Proposal – Climate Change Resolution

This proposal was co-sponsored by the Nathan Cummings Foundation and The Amalgamated Bank LongView MidCap 400 Index Fund. Their addresses and number of voting securities held will be provided to any shareholder promptly upon oral or written request.

CLIMATE CHANGE RESOLUTION

WHEREAS:

In 2001, the Intergovernmental Panel on Climate Change concluded “there is new and stronger evidence that most of the warming observed over the last 50 years is attributable to human activities.” The National Academy of Sciences stated that the “degree of confidence in the IPCC assessment is higher today than it was 10, or even 5 years ago.”

The Environmental Protection Agency’s “Climate Action Report – 2002,” concluded that climate change poses risks to coastal communities due to sea level rise, water shortages, and increases in the heat index and frequency of heat waves.

100+ countries have ratified the Kyoto Protocol, spurring greenhouse gas emissions (GHG) controls abroad that could disadvantage U.S. companies against competitors already accustomed to operating in carbon-constrained environments. At least half of U.S. states are addressing global warming through legislation, lawsuits against the Bush administration or programs initiated by governors.

According to recent polls by Zogby and Gallup, 75% of Americans favor mandatory controls on GHG emissions.

Recent reports by CERES, the Carbon Disclosure Project, Innovest Strategic Value Advisors, and the Investor Responsibility Research Center demonstrate the growing financial risks of climate change for US corporations, and that companies are not adequately disclosing these risks to investors.

The reinsurer Swiss Re is asking companies applying for directors and officers insurance to explain what they are doing to prepare for potential regulation of GHG emissions.

We believe our industry is highly exposed to risk from climate change; according to the Energy Information Administration, over half of all GHG emissions in the United States are from oil and gas combustion.

Industry leaders such as Royal Dutch/Shell, BP, ConocoPhillips, Statoil, Suncor and Amerada Hess are taking actions to reduce their exposure to climate related risks, including assuming a cost for carbon in their strategic planning, reporting on and reducing their GHG emissions, engaging in emissions trading and investing in renewable energy. BP reports that its emissions reduction activities have generated savings with an NPV of $650 million.

According to Oil and Gas Investor, the industry’s environmental record is hurting its ability to attract strong employees. Companies like BP claim that their proactive stance on climate change helps to recruit and retain quality employees.

RESOLVED:

The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2004.

SUPPORTING STATEMENT:

We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response associated with climate change. We believe taking early action to reduce emissions and prepare for standards could provide competitive advantages, and inaction and opposition to emissions control efforts could expose companies to regulatory and litigation risk, and reputation damage.

END OF SHAREHOLDER PROPOSAL

* * * * * *

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

•	As a national leader in the production of cleaner burning automotive and transportation fuels, Valero’s shareholders have charged the Company’s management and Board with providing reliable and affordable fuel to a growing population, while addressing long-term, uncertain risks, including climate change.

•	As the debate over how to best address climate change continues, the science behind the problem remains uncertain. While great strides have been made in this area, much work remains to be done before national or global policies can be responsibly enacted.

•	Neither Valero nor any of the Company’s competitors yet know the regulatory obligations that may be enacted to address climate change and greenhouse gas emissions. Even in nations that have agreed to restrictions under the Kyoto Protocol, few have determined what measures they will impose on companies or consumers. Consequently, at this time, attempts to meaningfully assess future regulatory, competitive and public relations impacts on shareholder value can only be speculative.

•	Valero’s management, however, has proactively developed a strategy to address climate change that involves realistic and meaningful actions to improve the efficiency of the Company’s refining operations, which in turn reduces greenhouse gas emissions. In fact, the Company has budgeted projects from 2004 through 2008 that will reduce carbon dioxide emissions approximately 1.8 million tons per year from the Company’s refining operations.

•	These efforts are part of Valero’s substantial investments in environmental projects and related initiatives. For example, over the past two years, the Company has spent in excess of $745 million on environmental capital projects. Valero’s allocated capital spending budgets through 2008 provide for an additional $1.78 billion in environmental-related capital expenditures, including more than $1 billion to produce cleaner-burning fuels and millions of dollars in voluntary environmental initiatives throughout Valero’s system.

•	Valero believes that its analysis, assessment and response to environmental-related risks that the Company faces is a comprehensive and responsible approach, and that it establishes clear goals, based on scientific, economic and technical analysis, that will protect long-term shareholder value as the issues evolve.

•	The proponents frame climate change risks from the narrow political perspective of those seeking to encourage near-term regulatory controls. The Company believes that a single-minded focus on this environmental issue, to the necessary exclusion of management and Board attention to others, inappropriately excludes the wide array of environmental issues that Valero faces, to the detriment of all shareholders. The Company further believes that, given the uncertainty and controversy that continues to attend the global warming issue, foreclosing certain of Valero’s strategic options in the manner suggested by the proponent’s supporting statement would be unwise.

•	The proponents state that “According to Oil and Gas Investor, the industry’s environmental record is hurting its ability to attract strong employees. Companies like BP claim that their proactive stance on climate change helps to recruit and retain quality employees.” The Board notes that Valero has again been named in FORTUNE magazine’s annual list of the “100 Best Companies to Work For,” and received its highest-ever ranking. The Company’s 2004 ranking increased to no. 32 from its no. 70 ranking the prior year, and Valero’s ranking has risen every year since it first made the list at no. 93 in 1999.

Valero is mindful of the increasing focus of local, national and international regulatory bodies on gaseous emissions and climate change more generally. Indeed, the Company firmly views these as important matters. Valero will continue to review scientific, technical, and economic research on climate change and will continue to take meaningful steps based on sound science to reduce greenhouse gases and will work with other stakeholders to develop effective long-term solutions.

Given the nature of Valero’s operations, balancing the Company’s business concerns with environmental impacts is a constant task that requires not only bringing to bear the most current and detailed knowledge of the issues involved, but the making of delicate judgments regarding priorities and the best overall course of action. In light of the inextricable nature of the impact of environmental matters, including attendant regulations, economic impacts and competitive and reputation risks on the Company’s day-to-day business and the myriad of current and expected future areas of environmental regulation, Valero’s management and Board believe that it would be inappropriate to embrace a policy that limits the

Company’s flexibility in responding to and shaping developing regulatory approaches, and that it would be unwise to divert resources and time away from the Company’s broad-based and balanced approach to environmental stewardship in favor of a speculative analysis of a single environmental challenge facing the Company.

Therefore, the Board recommends you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 4 Other Business

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

Additional Information - Advance Notice Required for Stockholder Nominations and Proposals

Under Valero’s bylaws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the bylaws. A copy of the bylaws may be obtained by writing to the Corporate Secretary of Valero at the address shown on the cover page.

Recommendations by stockholders for directors to be nominated at the 2005 Annual Meeting of Stockholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at the principal executive office of Valero at the address shown on the cover page not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

The provisions of the bylaws do not affect any stockholder’s right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specifies what constitutes timely submission for a stockholder proposal to be included in the Company’s proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s bylaws. A copy of these procedures is available upon request from the Corporate Secretary of the Company at the address shown on the cover page. One of the procedural requirements in the Company’s bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received at the principal executive office of Valero at the address shown on the cover page not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. It should be noted that those bylaw procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2004 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero’s principal offices in San Antonio, Texas by November 26, 2004.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. One stockholder recommendation or proposal was received within the required period before the 2004 Annual Meeting, and it is included in this Proxy Statement as Proposal No. 3.

Miscellaneous

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2003, are contained in the Company’s Annual Report on Form 10-K which is being distributed to stockholders with this Proxy Statement.

Valero’s Annual Report to Stockholders for the fiscal year ended December 31, 2003 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Computershare Investor Services, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero’s Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Computershare Investor Services
Shareholder Communications
P.O. Box A3504
Chicago, IL 60690-3504
(888) 470-2938
(312) 588-4700

By order of the Board of Directors,

Jay D. Browning
Vice President &
Corporate Secretary

Valero Energy Corporation
P.O. Box 500
San Antonio, Texas, 78292-0500

One Valero Place
San Antonio, Texas 78212

March 26, 2004

Appendix A

Valero Energy Corporation

Charter of the Audit Committee
of the Board of Directors

APPENDIX A

VALERO ENERGY CORPORATION

AUDIT COMMITTEE CHARTER

Article I. Purposes

1.	The Audit Committee of the Board of Directors of Valero Energy Corporation assists the Board in oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty or responsibility of the Committee or its members to plan or conduct “field work” or other types of auditing, legal or accounting procedures. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditor engaged by the Committee is responsible for auditing those financial statements.

2.	The Committee prepares the report required by the rules of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

Article II. Composition

1.	The Committee shall be composed of at least three members of the Board, one of whom shall be designated by the Board as Chair. Committee members are appointed by the Board on the recommendation of the Nominating/Governance Committee of the Board. Members of the Audit Committee may be removed by the Board.

2.	Each member must meet the independence and experience requirements of the New York Stock Exchange, the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, and any other standards prescribed by applicable law or regulation.

3.	Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. The Board may presume that a person who satisfies the definition of “audit committee financial expert” as stated in Item 401(h) of Regulation S-K has the requisite accounting or related financial management expertise.

4.	Committee members may not simultaneously serve on the audit committees of more than two other public companies. A member’s service on the audit committee of one or more closed-end funds within a single family of funds will be deemed to be membership on only one audit committee for purposes of this standard.

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Article III. Duties and Responsibilities

The Committee shall take the following actions – in addition to any others it deems necessary or appropriate – to fulfill its responsibilities under applicable law, regulation, or this Charter.

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the Company’s (i) annual audited financial statements, (ii) quarterly financial statements, and (iii) disclosures made in SEC filings under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Review and discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including (i) any significant changes in the Company’s selection or application of accounting principles, (ii) any major issues as to the adequacy of the Company’s internal controls, and (iii) any special steps adopted in connection with the discovery of any material control deficiencies.

3.	In connection with the filing of any audit report with the SEC, review communications from the independent auditor on:

a.	All critical accounting policies and practices to be used.

b.	Alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Other material written communications between the independent auditor and management.

4.	Discuss with management the Company’s earnings releases, including the use of pro forma or non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of the discussion of the types of information disclosed and the type of presentation made). The Committee need not discuss in advance each earnings release or each instance in which the Company provides earnings guidance.

5.	Review with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management and management’s response thereto.

6.	Review with the independent auditor: (i) any accounting adjustments that were noted or proposed by the independent auditor during the audit engagement but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting significant auditing or accounting issues presented by the audit engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

7.	Review the effects on the Company’s financial statements of regulatory and accounting initiatives and off-balance sheet structures.

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Oversight of the Company’s Relationship with the Independent Auditor

8.	Have direct responsibility for the appointment, compensation, retention, termination and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee has sole authority to approve all audit engagement fees and terms. The independent auditor shall report directly to the Committee.

9.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

10.	Establish procedures, in accordance with Section 10A of the Exchange Act, for the preapproval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor.

11.	Review and evaluate the qualifications, performance and independence of the independent auditor.

12.	Review reports from the independent auditor at least annually describing:

a.	the independent auditor’s internal quality-control procedures,

b.	any material issues raised by the most recent internal quality-control review or peer review of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm,

c.	any steps taken to deal with any such issues, and

d.	all relationships between the independent auditor and the Company (to assess the auditor’s independence).

13.	Review and evaluate the lead partner of the independent auditor team.

14.	Set clear policies for the Company’s hiring of employees or former employees of the independent auditor.

Oversight of the Company’s Internal Audit Function

15.	Review the Company’s annual internal audit plan and all significant reports to management prepared by the internal auditing department, and management’s responses thereto.

16.	Discuss with the independent auditor and management the internal audit department’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit plan.

Compliance Oversight Responsibilities

17.	Review annually with management the Company’s compliance with applicable environmental laws and regulations and the results of internal environmental assessment and compliance programs.

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18.	Discuss with management the Company’s policies and guidelines concerning financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The processes employed by the Company to manage its financial risks should be reviewed in general by the Committee, but they need not be replaced by the Committee.

19.	Discuss with management (including the Company’s chief legal officer) the status of significant legal matters that could have a material impact on the Company’s financial statements or accounting policies.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

21.	Review annually the Committee’s own performance, which may be done in conjunction with the annual evaluations of the Board and committees thereof conducted under the oversight of the Nominating/Governance Committee. The Committee shall assess annually the adequacy of this Charter.

Article IV. Meetings, Reporting, Advisors and Funding

1.	The Committee shall meet as often as it determines, and generally should meet not less frequently than quarterly. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

2.	The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

3.	A majority of the members of the Committee will constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee.

4.	The Chair shall schedule and preside at all meetings of the Committee. In the absence of the Chair, a majority of the members of the Committee present at a meeting shall appoint a member to preside at the meeting.

5.	The Chair of the Committee shall report to the Board following each Committee meeting, and as otherwise required by the Chairman of the Board.

6.	The Committee shall review periodically with the full Board (i) any issues that arise concerning the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent auditors, and (iv) the performance of the internal audit function.

7.	The Committee is authorized to engage independent legal, accounting or other advisors as it deems necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor, compensation to any advisors employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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[   ] Mark this box with an X if you have made
       changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — E. Glenn Biggs	[ ]	[ ]

02 — Ruben M. Escobedo	[ ]	[ ]

03 — Bob Marbut	[ ]	[ ]

B Issues

The Board of Directors recommends a vote FOR the following resolution.

	For	Against	Abstain
2. Ratification of KPMG LLP as auditors for 2004.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST the following shareholder resolution.

	For	Against	Abstain
3. Climate change resolution.	[ ]	[ ]	[ ]

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Valero Energy Corporation

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2004 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 29, 2004 at 10:00 a.m., Central Time, at Valero’s offices located at One Valero Way, San Antonio, Texas 78249 (near the southwest corner of the intersection of I.H. 10 and Loop 1604 West), for the following purposes:

(1)	To elect three Class I directors to serve until the 2007 Annual Meeting, or in each case until their respective successors are elected and have qualified;

(2)	To ratify the appointment of KPMG LLP as independent public accountants to examine Valero’s accounts for the year 2004;

(3)	To vote on a shareholder proposal entitled “Climate Change Resolution”; and

(4)	To transact any other business properly brought before the meeting.

Internet and Telephone Voting Instructions
QUICK • EASY • IMMEDIATE • AVAILABLE 24 HOURS A DAY • 7 DAYS A WEEK
VALERO ENERGY CORPORATION encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)

•	Call toll free 1-866-593-2342 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.

•	Follow the simple recorded instructions.

Option 1:	To vote as the Board of Directors recommends on ALL proposals: press 1

When asked, please confirm your vote by pressing 1.

Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

To vote using the Internet

•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

Holder Account Number

Proxy Access Number

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Standard Time, on April 29, 2004.
THANK YOU FOR VOTING